ASSIGNMENT OF ASSETS AND ASSUMPTION OF LIABILITIES AGREEMENT

         THIS ASSIGNMENT OF ASSETS AND ASSUMPTION OF LIABILITIES AGREEMENT (the "Agreement") is made and entered into as of July 25, 1997, by and between H & M Concepts Ltd., Co., an Idaho limited liability company ("Assignor") and Mrs. Fields' Pretzel Concepts, Inc., a Delaware corporation ("Assignee").

                                   WITNESSETH

         WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of July 23, 1997, (the "Asset Agreement"), pursuant to which Assignor shall assign certain Acquired Assets (as defined in the Assets Purchase Agreement) and the Assumed Liabilities (as defined in the Asset Purchase Agreement) to the Assignee, in partial consideration for Assignee's assumption of the Assumed Liabilities; and

         WHEREAS, Assignee is prepared to accept the assignment of the Acquired Assets and the Assumed Liabilities on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated into this Agreement by this reference, the mutual representations and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.        Assignment

         Assignor hereby assigns, transfers, sets over, delivers and conveys unto Assignee, its successors and assigns, all of Assignor's right, title and interest in and to the Acquired Assets and the Assumed Liabilities, to have and to hold the Acquired Assets and Assumed Liabilities hereby assigned, transferred, set over, delivered, conveyed or intended so to be unto Assignee, its successors and assigns, forever, and Assignee hereby accepts the assignment of the Acquired Assets and the Assumed Liabilities and hereby assumes, agrees to pay, perform and discharge any and all obligations or liabilities incident thereto. This Agreement is entered into pursuant and subject to the terms and conditions of the Asset Agreement. None of the Excluded Assets (as defined in the Asset Purchase Agreement) are acquired, transferred or set over to, and none of the Excluded Liabilities are assumed by, Assignee pursuant to this Agreement.


Section 2.        Additional Documentation



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         Assignor and Assignee hereby covenant and agree to execute, acknowledge and deliver such further conveyances and instruments or documents, and to do such further acts as may be necessary or appropriate to assure Assignee, its successors and assigns, of all of Assignor's right, title and interest in and to the Assets hereby assigned, transferred, set over and delivered, conveyed or intended so to be.


Section 3.        Miscellaneous

         Section 3.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to any choice or conflict of law provision or rule thereof.

         Section 3.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



H&M CONCEPTS LTD. CO.



By:/s/Randol S. Hemmer
Name: Randol S. Hemmer Title: Managing Member

By:/s/Steven H. Mann
Name: Steven H. Mann
Title: Managing Member